Exhibit 99.2

FNBH BANCORP, INC.

Date Submitted: May 14, 2010	Contact:	Mark J. Huber
NASDAQ Symbol: FNHM		Senior Vice President and
Chief Financial Officer
(517) 545-2213

FNBH Bancorp, Inc. Announces

First Quarter 2010 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced financial results for the quarter ended March 31, 2010.  The Corporation reported a net loss for the three months of $620,000 compared to a net loss of $631,000 for the same period in 2009.

President and CEO, Ronald Long, stated “While each of our first quarter 2010 and 2009 results included a $1.2 million provision for loan losses, management’s focused efforts to enhance non interest revenues and reduce non interest expenses contributed favorably to our first quarter 2010 results.  First quarter 2010 non interest income increased by $68,000 (8.8%) and non interest expense was reduced by $418,000 (11.1%) compared to the same quarter of 2009.   First quarter 2010 results also included a $61,000 tax benefit to reduce the deferred tax valuation allowance established on previously recorded deferred tax assets.”

Long further noted, “Our first quarter 2010 (tax equivalent) net interest margin remains a strong provider of core earnings at 4.20% and compares favorably to the first quarter 2009 margin of 3.9%.  Our loan loss reserve ratio of 6.04% and our net interest margin are well above peer averages.”

Long added, “At March 31, 2010, the Bank’s total capital to risk-weighted assets ratio was 6.37% and the Tier One capital ratio was 4.29%.  These ratios are significantly less than the required minimum capital levels of 11% and 8.5% as imposed by the OCC under a Consent Order.   Although we have not yet been successful in reaching these required capital levels, we continue our efforts to raise capital, including meetings with potential investors, working with an investment banking firm and exploration of other alternatives.”

Long concluded, “We continue to pursue work-out and prudent restructuring strategies with borrowers experiencing financial difficulties to enhance their ability to continue operations while minimizing potential losses to the Bank.  In addition, management conducts ongoing reviews for non interest expense reduction and revenue enhancement opportunities.”

Nonperforming loans decreased to $38.7 million at March 31, 2010, from $43.7 million at December 31, 2009; but, increased from $37.4 million at March 31, 2009. Of the $38.7 million in nonperforming loans at March 31, 2010, $15.5 million were paying in accordance with contractual terms. The March 31, 2010 6.04% loan loss reserve percentage compares to 6.81% at December 31, 2009 and 4.23% at March 31, 2009. Charge offs during the first quarter of 2010 totaled $4.6 million and reflected losses primarily on commercial collateral dependent loans where specific reserves were partially or fully allocated in prior quarters.  Loans transferred into other real estate during the current quarter amounted to $2.7 million.

Earnings were also impacted by lower net interest income of $537,000 in the first quarter of 2010 compared to the same period in 2009 resulting primarily from a decrease in earning assets coupled with a lower yield on earning assets.  Average loan balances decreased $45 million for the quarter ended March 31, 2010 compared to the same period in 2009 and average interest bearing deposit balances decreased $51 million during this same period.  The average rate on earning assets decreased to 5.19% for the quarter ended March 31, 2010 from 5.40% in 2009; partially offsetting this variance was a decrease in the average rates paid on deposits to 1.17% in 2010 from 1.82% in 2009.  The (tax equivalent) net interest margin for the quarter ended March 31, 2010 was 4.20% compared to 3.99% and 3.90% for the quarters ended December 31, 2009 and March 31, 2009, respectively.

At March 31, 2010, total assets were $314 million, a decrease of 5.6% from December 31, 2009.  Loans decreased to $262 million, a 4.5% decrease from December 31, 2009.  Cash and short term investments and investment securities decreased $12.0 million, a 19.7% decrease from December 31, 2009.  Deposits decreased $17.6 million to $298 million, a 5.6% reduction from December 31, 2009.

First National Bank has been Livingston County’s bank for over 100 years and has eight branches throughout the county.  The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Stifel, Nicolaus & Co., Inc. at (800) 676-0477, Howe Barnes Hoefer & Arnett, at (800) 800-4693, Monroe Securities Inc., at (800) 766-5560 or Hill, Thompson, Magid & Co., Inc. at (866) 291-6316.

FNBH Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
Assets	2010	2009
Cash and due from banks	$25,853,293	$36,942,636
Short term investments	101,058	101,029
Total cash and cash equivalents	25,954,351	37,043,665

Investment securities:
Investment securities available for sale, at fair value	21,800,171	22,705,612
FHLBI and FRB stock, at cost	994,950	994,950
Total investment securities	22,795,121	23,700,562

Loans held for investment:
Commercial	225,058,581	235,937,243
Consumer	18,015,724	18,777,849
Real estate mortgage	18,577,550	19,330,658
Total loans held for investment	261,651,855	274,045,750
Less allowance for loan losses	(15,800,283)	(18,665,173)
Net loans held for investment	245,851,572	255,380,577
Premises and equipment, net	7,962,854	8,091,463
Other real estate owned, held for sale	6,278,738	3,777,119
Facilities held for sale, net	60,453	60,453
Accrued interest and other assets	4,715,500	4,336,526
Total assets	$313,618,589	$332,390,365

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$55,472,812	$65,643,739
NOW	47,785,170	50,642,881
Savings and money market	72,958,673	72,297,919
Time deposits	115,977,727	121,200,201
Brokered certificates of deposit	5,416,486	5,410,951
Total deposits	297,610,868	315,195,691
Other borrowings	-	413,970
Accrued interest, taxes, and other liabilities	2,126,973	2,404,440
Total liabilities	299,737,841	318,014,101

Shareholders' Equity
Preferred stock, no par value. Authorized 30,000 shares; no shares
issued and outstanding at March 31, 2010	-	-
Common stock, no par value. Authorized 7,000,000 shares at March 31, 2010 and December 31, 2009; 3,160,272 shares issued and at March 31, 2010 and
3,149,850 shares issued and outstanding at December 31, 2009	6,921,280	6,738,128
Retained earnings	6,020,916	6,641,060
Deferred directors' compensation	708,371	885,919
Accumulated other comprehensive income	230,181	111,157
Total shareholders' equity	13,880,748	14,376,264
Total liabilities and shareholders' equity	$313,618,589	$332,390,365

FNBH Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)

	Three months ended March 31
	2010	2009
Interest and dividend income:
Interest and fees on loans	$3,445,008	$4,340,391
Interest and dividends on investment securities:
U.S. Treasury, agency securities and CMOs	210,621	368,298
Obligations of states and political subdivisions	73,277	150,935
Other securities	4,793	9,559
Interest on certificates of deposit	-	50,817
Interest on short term investments	89	10,887
Total interest and dividend income	3,733,788	4,930,887

Interest expense:
Interest on deposits	708,814	1,327,654
Interest on other borrowings	1,174	42,276
Total interest expense	709,988	1,369,930

Net interest income	3,023,800	3,560,957
Provision for loan losses	1,200,000	1,200,000
Net interest income after provision for loan losses	1,823,800	2,360,957

Noninterest income:
Service charges and other fee income	774,273	695,712
Trust income	71,571	81,770
Other	1,447	1,318
Total noninterest income	847,291	778,800

Noninterest expense:
Salaries and employee benefits	1,399,247	1,691,739
Net occupancy expense	284,374	335,819
Equipment expense	90,150	107,017
Professional and service fees	390,381	518,934
Printing and supplies	34,797	44,012
Computer service fees	117,101	106,651
Amortization expense	66,044	66,019
Director fees	16,950	23,353
Insurance	161,278	55,984
FDIC assessment fees	356,361	315,207
Loan collection and foreclosed property expenses	266,425	98,477
Net loss on sale/writedown of OREO and repossessions	31,250	179,996
Other	138,193	227,414
Total noninterest expense	3,352,551	3,770,622

Loss before federal income taxes	(681,460)	(630,865)

Federal income tax benefit	(61,316)	-
Net loss	$(620,144)	$(630,865)

Per share statistics:
Basic and Diluted EPS	$(0.19)	$(0.20)
Dividends	$-	$-
Basic average shares outstanding	3,189,393	3,154,065
Diluted average shares outstanding	3,189,393	3,154,065